SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2017

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 X      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into Material Definitive Agreement.

On March 22, 2017 United Bancshares, Inc. (“United”) and Benchmark Bancorp, Inc. (“Benchmark”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which United will purchase from Benchmark all of the issued and outstanding shares of Benchmark and whereby Benchmark will merge with and into United (the “Merger”) with United being the surviving entity. Immediately following the Merger, Benchmark Bank, an Ohio banking corporation and wholly-owned subsidiary of Benchmark, will merge with and into The Union Bank Company, an Ohio banking corporation and wholly-owned subsidiary of United, with The Union Bank Company as the surviving entity (the “Bank Merger”). The Boards of Directors of United and Benchmark have approved the Merger, Bank Merger and the Merger Agreement.

At the effective time and as a result of the Merger, a shareholder of Benchmark will receive approximately $8.59 per share, subject to certain adjustments.  The all-cash transaction is valued at $29.5 million.

The Merger Agreement contains customary covenants from United and Benchmark, including, among others, covenants relating to: (i) the conduct of Benchmark’s business during the interim period between the execution of the Merger Agreement and the closing of the Merger, (ii) Benchmark’s obligations to facilitate its shareholders’ consideration of, and voting upon, the Merger Agreement and the transactions contemplated thereby, (iii) the recommendation by the board of directors of Benchmark in favor of the approval by its shareholders of the Merger Agreement and the transactions contemplated thereby, and (iv) Benchmark’s non-solicitation obligations relating to alternative business combination transactions.

The Merger is expected to close in the third quarter of 2017, pending adoption of the Merger Agreement by the shareholders of Benchmark, the satisfaction of various closing conditions, including the receipt of all necessary bank regulatory approvals, the accuracy of the representations and warranties of each party (subject to certain exceptions), the performance in all material respects by each party of its obligations under the Agreement, and other conditions customary for transactions of this type. The directors of Benchmark have agreed to vote their shares in favor of adoption of the Merger Agreement. The Merger Agreement contains certain termination rights for both United and Benchmark, and further provides that, upon termination of the Merger Agreement under specified circumstances, Benchmark may be required to pay United a termination fee of $1,325,000.00.

The description of the Merger Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed with this Current Report on Form 8-K as Exhibit 2.1.

The Merger Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered to each other in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

United issued a press release on March 22, 2017, announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Forward Looking Statements

This Current Report on Form 8-K, including Exhibit 99.1 filed herewith, contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. In addition to those risk factors listed in United’s Annual Report on Form 10-K, the following factors could cause the actual results of United’s operations to differ materially from United’s expectations: a failure to satisfy the conditions to closing for the Merger in a timely manner or at all; failure of the Benchmark shareholders to approve the proposed merger; failure to obtain the necessary governmental approvals for the proposed merger or adverse regulatory conditions in connection with such approvals; disruption to the parties’ businesses as a result of the announcement and pendency of the transaction; and difficulties related to the integration of the businesses following the merger. United does not assume any duty to update forward-looking statements.

Item 7.01   Regulation FD Disclosure.

The information set forth in Item 1.01 of this Current Report on Form 8-K and in the press release attached as Exhibit 99.1 is incorporated in this Item 7.01 by reference.

Item 9.01   Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated March 22, 2017, by and among United Bancshares, Inc., Benchmark Bancorp, Inc. and Benchmark Bank

99.1	Press release issued by United Bancshares, Inc. on March 22, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: March 22, 2017	By:	/s/ Daniel J. Lucke
Daniel J. Lucke
Chief Financial Officer